Exhibit I

Calculation of Filing Fee Tables

Schedule TO

(Form Type)

Western Asset Global Corporate Defined Opportunity Fund Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$190,302,909	0.0001476	$28,088.71

Fees Previously Paid	$0.00		$0.00

Total Transaction Valuation	$190,302,909

Total Fees Due for Filing			$28,088.71

Total Fees Previously Paid			$0.00

Total Fee Offsets			$0.00

Net Fee Due			$28,088.71